Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:
William L. Warren (703) 480-5672
Warren.William@orbimage.com

ORBIMAGE ANNOUNCES PRICING OF SENIOR SECURED FLOATING RATE NOTES

(Dulles, VA, June 24, 2005) ORBIMAGE Holdings Inc. (OTCBB: ORBM) announced today that it has priced a $250 million offering of Senior Secured Floating Rate Notes due 2012. The interest rate will be at six month LIBOR plus 9.5%. The closing is expected to occur on Wednesday, June 29, 2005.

The notes are being offered by the initial purchasers only to certain qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 (the “Securities Act”). The offering of the notes has not been registered under the Securities Act and the notes may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these notes. The statements in this news release are forward looking, and are subject to the risk that some or all of the proposed notes offering will not occur as planned.

About ORBIMAGE:

ORBIMAGE is a leading global provider of Earth imagery products and services, with digital remote sensing satellites and an integrated worldwide image receiving, processing and distribution network. In addition to the high-resolution OrbView-3 satellite, ORBIMAGE operates the OrbView-2 ocean and land multispectral imaging satellite and the SeaStar Fisheries Information Service, which provides maps derived from essential oceanographic information to aid in commercial fishing. ORBIMAGE also produces value-added imagery products and provides advanced photogrammetric engineering services at its St. Louis facility. The company distributes its products directly to the U.S. government for national security and related mapping applications. Commercial sales are handled through a worldwide network of value-added resellers, regional distributors, sales agents, and select strategic partners. The company is currently building a next-generation satellite, OrbView-5, to support the National Geospatial-Intelligence Agency’s NextView image acquisition program. OrbView-5 is planned to be operational early in 2007.

For more information about ORBIMAGE, please see our web site at www.orbimage.com